Exhibit 5.1
[Clifford Chance US LLP Letterhead]
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
TEL: +1 212 878 8000
FAX: +1 212 878 8375
www.cliffordchance.com
November 26, 2008
MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, New York 10022

Re:	Registration Statement on Form S-3 relating to 10,000,000 shares of common stock of MFA Mortgage Investments, Inc. issuable pursuant to its Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).
Ladies and Gentlemen:
We have acted as counsel to MFA Mortgage Investments, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3, as filed with the Securities and Exchange Commission (the “Commission”) on November 26, 2008 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 415(a)(5) of the Securities Act, in connection with the registration of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued from time to time pursuant to the Plan.
In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals, the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies, and the absence of any amendments or modifications to those items reviewed by us. As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company and others.
Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company’s Board of Directors authorizing the adoption of the Plan and the registration of the Shares, the Shares will be legally issued, fully paid and non-assessable.
The opinion stated herein is limited to the Maryland General Corporation Law. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of any such law on the opinion herein stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.
Very truly yours,